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                                                                   EXHIBIT 8.1


                   PRAY, WALKER, JACKMAN, WILLIAMSON & MARLAR
                           A PROFESSIONAL CORPORATION

                                ATTORNEYS AT LAW

                                 900 ONEOK PLAZA
                               100 WEST 5TH STREET
                           TULSA, OKLAHOMA 74103-4218

TELEPHONE (918) 581-5500                               FACSIMILE (918) 581-5599

                               September 29, 2000


Board of Directors
Gothic Energy Corporation
6120 South Yale Avenue, Suite 1200
Tulsa, Oklahoma 74136

Ladies and Gentlemen:

         This opinion is being delivered to you in connection with the filing, on or about the date hereof, with the Securities and Exchange Commission of the Registration Statement on Form S-4, dated September 29, 2000 (the "Registration Statement"), of Chesapeake Energy Corporation, an Oklahoma corporation ("Chesapeake"), including the Proxy Statement for Gothic Energy Corporation, an Oklahoma corporation ("Gothic"), and the Prospectus for Chesapeake. The Registration Statement relates to the Agreement and Plan of Merger, dated September 8, 2000 (the "Agreement"), by and among Chesapeake, Chesapeake Merger 2000 Corp., an Oklahoma corporation and wholly-owned subsidiary of Chesapeake ("Sub"), and Gothic. Pursuant to the Agreement, Sub will merge with and into Gothic (the "Merger").

         The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (including its practices and policies in issuing private letter rulings, which are not binding on the Internal Revenue Service except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change which may or may not be retroactive in effect, that might result in modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service or a court of competent jurisdiction, or of a contrary position by the Internal Revenue Service or the Treasury Department in regulations or rulings issued in the future.

         In rendering our opinion, we have made such factual and legal inquiries as we have deemed necessary or appropriate for purposes of our opinion. For purposes of rendering our opinion, however, we have not made an independent investigation or audit of the facts set forth in the Registration Statement. We have assumed, with your consent, that all of the representations and statements set forth in the documents that we reviewed (including, without limitation, the Registration Statement) are true and correct, and each of the obligations imposed by any such document on the parties thereto has been and will be performed or satisfied in accordance with its terms. Further, we have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

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Board of Directors
Gothic Energy Corporation
September 29, 2000
Page 2

         Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that the discussion in the Registration Statement under the heading "Certain United States Federal Income Tax Consequences," to the extent such discussion describes applicable federal income tax law, is correct in all material respects, as of the date hereof.

         In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

         1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service in issuing private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service, or that a court considering the issues would not hold contrary to such opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

         2. This letter addresses only the specific tax opinion set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

         This opinion is provided to Gothic Energy Corporation only, and without our prior consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever. Notwithstanding the prior sentence, we hereby consent to the use of the opinion letter as an exhibit to the Registration Statement. In giving the consent, however, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                 Very truly yours,

                                 /s/ PRAY, WALKER, JACKMAN, WILLIAMSON & MARLAR

                                 Pray, Walker, Jackman, Williamson & Marlar